Exhibit 99.1

Nunes Issues Statement on Secret Subpoena of Trump Media Bank Records
Trump Media Revealed as a Target of Jack Smith Spying Operation

SARASOTA, Fla., Oct. 30, 2025 (GLOBE NEWSWIRE) -- Devin Nunes, CEO and Chairman of Trump Media and Technology Group Corp. (Nasdaq, NYSE Texas: DJT) (“TMTG” or “the Company”), operator of the social media platform Truth Social, the streaming platform Truth+, and the FinTech brand Truth.Fi, issued the following statement following the revelation that Special Counsel Jack Smith subpoenaed J. P. Morgan Chase for Trump Media’s bank records:

“We discovered today from the Senate Judiciary Committee that Trump Media & Technology Group was among the more than 400 Trump-linked individuals and organizations that were spied on as part of Special Counsel Jack Smith's investigation of President Trump--specifically, the Smith team issued a shockingly broad, secret subpoena for our banking records. This is a stunning abuse of power against a private business and our hundreds of thousands of retail investors, especially since Trump Media did not even exist at the time of the events Jack Smith was supposedly investigating. We now need to know what the SEC and J.P. Morgan knew about this blatant malfeasance, when did they know it, and whether anyone leaked our bank records.”

A copy of the subpoena is available here.

About Trump Media

The mission of Trump Media is to end Big Tech's assault on free speech by opening up the Internet and giving people their voices back. Trump Media operates Truth Social, a social media platform established as a safe harbor for free expression amid increasingly harsh censorship by Big Tech corporations, as well as Truth+, a TV streaming platform focusing on family-friendly live TV channels and on-demand content. Trump Media is also launching Truth.Fi, a financial services and FinTech brand incorporating America First investment vehicles.

Investor Relations Contact

Shannon Devine (MZ Group | Managing Director - MZ North America)
Email: shannon.devine@mzgroup.us

Media Contact

press@tmtgcorp.com